Exhibit 99.1

CONTACT:

Tere Miller

Vice President, Corporate Communications

760-741-2111 ext. 177

REALTY INCOME ANNOUNCES RECORD

FIRST QUARTER OPERATING RESULTS

ESCONDIDO, CALIFORNIA, May 3, 2006...Realty Income Corporation (Realty Income), The Monthly Dividend Company® (NYSE: O) today announced operating results for the first quarter ended March 31, 2006.

COMPANY HIGHLIGHTS:

(For the quarter ended March 31, 2006,

 as compared to the same quarterly period in 2005)

•                                          Revenue increased 18.7% to $55.3 million

•                                          Funds from Operations (FFO) available to common stockholders increased 13.1% to $35.3 million

•                                          FFO per diluted common share increased 7.7% to $0.42 per share

•                                          Net income available to common stockholders per diluted common share was $0.27 per share

•                                          Dividends paid per share increased 5.8%

•                                          Increased the monthly dividend in March for the 34th consecutive quarter

•                                          Same store rents increased 0.7% to $44.13 million

•                                          Invested $95.2 million in 28 additional properties

•                                          Issued 5.2 million common shares for gross proceeds of approximately $126.8 million

Financial Results

Revenue Increases

Realty Income’s revenue for the first quarter ended March 31, 2006, increased 18.7% to $55.3 million as compared to $46.6 million for the same period in 2005.

Net Income Available to Common Stockholders

Net income available to common stockholders, for the quarter ended March 31, 2006, was $22.5 million as compared to $21.2 million for the same period in 2005. On a diluted per common share basis, net income for the quarter was unchanged at $0.27 per share as compared to the same period in 2005.

The calculation to determine net income for a real estate company includes gains from the sale of investment properties and impairments. The amount of gains on property sales and impairments varies from quarter to quarter. This variance can significantly impact net income.

During the first quarter of 2006, income from continuing operations available to common stockholders was
$0.25 per diluted common share as compared to $0.24 per diluted common share for the same period in 2005.

Funds from Operations (FFO) Available to Common Stockholders

FFO for the quarter ended March 31, 2006 increased 13.1% to $35.3 million as compared to $31.2 million for the same period in 2005. FFO per diluted common share increased 7.7% to $0.42 per share, for the quarter ended March 31, 2006, as compared to $0.39 per share for the same period in 2005. Core FFO (FFO before Crest’s contribution) per diluted common share, for the quarter ended March 31, 2006, increased 7.9% to $0.41 per share from $0.38 per share for the same period in 2005. For a calculation of Core FFO, or FFO before Crest’s contributions, see pages 6 and 7.

The Company considers FFO to be an appropriate supplemental measure of a Real Estate Investment Trust’s (REIT’s) operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. FFO is an alternative, non-GAAP, measure that is also considered to be a good indicator of a company’s ability to generate income to pay dividends. Realty Income defines FFO consistent with the National Association of Real Estate Investment Trust’s (NAREIT’s) definition as net income available to common stockholders plus depreciation and amortization of real estate assets, reduced by gains on sales of investment properties and extraordinary items. (See reconciliation of net income available to common stockholders to FFO on page 6).

Dividend Information

In March 2006, Realty Income announced the 34th consecutive quarterly increase in the amount of the monthly dividend on its common stock to an annualized amount of $1.4025 per share. This marked the 38th increase in the amount of the dividend since the Company’s listing on the New York Stock Exchange in 1994. On a quarter to quarter basis, dividends paid per share increased 5.8% to $0.349 per share in the first quarter of 2006, as compared to $0.330 per share in the first quarter of 2005. Through March 31, 2006, the Company has paid 428 consecutive monthly dividends and continues its 37-year history of declaring and paying dividends every month.

Real Estate Portfolio Update

As of March 31, 2006, Realty Income’s portfolio of freestanding, single-tenant, retail properties consisted of 1,667 properties located in 48 states, leased to 103 retail chains doing business in 29 retail industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of approximately 12.4 years.

Portfolio Management Activities

The Company’s portfolio of retail real estate, owned primarily under 15- to 20-year net leases, continues to perform well and provide dependable lease revenue supporting the payment of monthly dividends. As of March 31, 2006, portfolio occupancy was 98.5% with only 25 properties available for lease out of 1,667 properties in the portfolio.

Rent Increases

Same store rents on 1,446 properties under lease, during the three months ended March 31, 2006 and 2005, increased 0.7% to $44.13 million from $43.82 million in 2005.

Property Acquisitions

During the first quarter, Realty Income and Crest invested $95.2 million in 28 new properties and properties under development. Realty Income invested $87.8 million in 26 new properties and properties under development with an initial average contractual lease yield of 8.6%. The 26 new properties acquired by Realty Income are located in 10 states and are 100% leased under net-lease agreements with an initial average lease length of 18.5 years. They are leased to five different retail chains in the home improvement, motor vehicle dealership and restaurant industries.

Realty Income maintains a $300 million unsecured acquisition credit facility, which is used to fund property acquisitions in the near term. The outstanding balance on the Company’s acquisition credit facility at the end of the first quarter was $33.6 million with $266.4 million available to fund new property acquisitions.

Property Dispositions

Realty Income continued to successfully execute its asset disposition program. The objective of the program is to sell assets when the Company believes the reinvestment of the sales proceeds will generate higher returns, enhance the credit quality of the Company’s real estate portfolio or increase the average lease length. During the first quarter ended March 31, 2006, Realty Income sold five properties for $2.1 million, which resulted in a gain on sales of $752,000. The proceeds were used to pay down the Company’s acquisition credit facility or to invest in new properties.

Other 2006 Activities

Issued 5.2 Million Common Shares

In March 2006, Realty Income issued 5.2 million common shares priced at $24.39 per share. The gross proceeds from the offering were approximately $126.8 million. The net proceeds were used to fund new property acquisitions and for other general corporate purposes.

Three-Year Shelf Registration

In April 2006, Realty Income filed a shelf registration statement with the Securities and Exchange Commission, which will be effective for a term of three years. The securities covered by this registration statement include common stock, preferred stock, debt securities or any combination of such securities. The Company may periodically offer one or more of these securities in amounts, prices and on terms to be announced when and if the securities are offered.

Crest Net Lease

Crest Net Lease, Inc. (Crest), Realty Income’s wholly-owned subsidiary, is focused on acquiring and subsequently marketing net-leased properties for sale. During the first quarter ended March 31, 2006, Crest sold four properties for $6.4 million and reported a gain on sales of $906,000. Crest also invested $7.4 million in two new properties during the first quarter. As of March 31, 2006, Crest carried an inventory of $47.6 million, which consists of 15 properties held for sale.

Crest’s contribution to Realty Income’s FFO depends on the timing and number of property sales, if any, in a given quarter. Therefore, Crest’s contribution can fluctuate and add volatility to Realty Income’s reported FFO and net income on a comparable quarterly and annualized basis. During the first quarter ended March 31, 2006, Crest generated $879,000, or $0.01 per diluted common share, in FFO (and net income) for Realty Income as compared to $833,000, or $0.01 per diluted common share, in FFO for the same period in 2005.

CEO Comments on Operating Results

Commenting on Realty Income’s financial results and real estate operations, Tom A. Lewis, Chief Executive Officer, stated, “The Monthly Dividend Company® ended the first quarter of 2006 with solid operating results in all areas of the business. We are pleased to report continued growth in revenue, funds from operations and dividends, resulting from the ongoing focus on increasing the size and diversification of our retail real estate portfolio. During the first quarter, revenues increased over 18%, primarily as a result of the record number of properties acquired during 2005. This contributed to continued strength in funds from operations and FFO per share, which increased 7.7% during the first quarter. These positive financial results allowed us to increase the dividend for the 38th time since going public in 1994. As such, on a quarterly comparative basis, dividends per share received by shareholders increased 5.8%.

“Property portfolio acquisitions were, once again, a highlight of the quarter. Realty Income and Crest invested approximately $95 million in 28 new properties, which provides us with an excellent start towards our property acquisition goals for the year. The average initial lease rate, for the properties acquired by Realty Income, was 8.6%, which produced an attractive spread over our cost of capital. The initial average lease term on properties acquired by Realty Income during the quarter was 18.5 years. We continue to focus primarily on purchasing properties with 15-20 year leases in order to secure the long-term lease revenue needed to support the payment of monthly dividends.

“Another important goal of the Company is to maintain high occupancy. We are pleased to report that our real estate portfolio of 1,667 properties continues to perform well and exhibited a stable occupancy rate of 98.5%. As of March 31, 2006, there were just 25 properties for lease in comparison to 33 properties for lease at the end of the same quarter in 2005.

“We were also fortunate to complete a very successful offering of 5.2 million common shares during the first quarter, raising approximately $126.8 million in gross proceeds. This offering allowed us to pay down our acquisition credit facility and supplies us with capital to fund additional acquisitions throughout the year.

“In all, this quarter gives us a strong start to the year. We will continue to operate the Company with the income needs of our shareholders as our number one priority, by carefully monitoring both the acquisition and capital markets environment so that our activities are in keeping with the mission of The Monthly Dividend Company®.”

FFO Commentary

Realty Income’s FFO per diluted common share has historically tended to be stable and fairly predictable because of the long-term leases that are the primary source of the Company’s revenue. There are, however, several factors that can cause FFO per diluted common share to vary from levels that have been anticipated by the Company. These factors include, but are not limited to, changes in interest rates, occupancy rates, periodically accessing the capital markets, the level and timing of property acquisitions and dispositions, lease rollovers, the general real estate market, the economy, charges for property impairments, and the operations of Crest.

2006 Estimates

Management estimates that FFO per diluted common share for 2006 should range from $1.68 to $1.72, which would represent annual FFO per diluted common share growth of approximately 3.7% to 6.2%, compared to 2005 FFO per share of $1.62. This represents an increase from the Company’s previous 2006 FFO per share estimates of $1.67 to $1.71. FFO for 2006 is based on an estimated net income per diluted common share range of $1.11 to $1.15, adjusted (in accordance with NAREIT’s definition of FFO) for estimated real estate depreciation of $0.63 and potential gain on sales of investment properties of $0.06 per share.

Management further estimates that Crest could contribute between $0.03 to $0.06 per share to Realty Income’s FFO during 2006. Crest’s primary business is the purchase and sale of properties for a profit. These sales may occur at various times during the course of the year, which could cause FFO, in certain quarters, to fluctuate on a comparable quarterly and annualized basis.

The Company does not intend to provide quarterly estimates of FFO. Absent changes in annual FFO guidance at the end of each quarter, it may be presumed that the Company’s overall estimates for 2006 have not changed.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, charges for property impairments, the outcome of any legal proceedings to which the Company is a party, and the profitability of Crest, the Company’s subsidiary, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. As of March 31, 2006, the Company had paid 428 consecutive monthly dividends throughout its 37-year operating history. The monthly income is supported by the cash flows from over 1,600 retail properties owned under long-term lease agreements with leading regional and national retail chains. The Company is an active buyer of net-leased retail properties nationwide.

Note to Editors:

Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or via the internet at http://www.realtyincome.com/Investing/News.html

CONSOLIDATED STATEMENTS OF INCOME

For the three months ended March 31, 2006 and 2005

(dollars in thousands, except per share amounts)

	Three Months Ended 3/31/06	Three Months Ended 3/31/05
REVENUE
Rental	$55,229	$46,516
Other	86	37

	55,315	46,553
EXPENSES
Interest	13,198	9,058
Depreciation and amortization	13,551	10,748
General and administrative	4,245	4,056
Property	839	845
Income taxes	231	198

	32,064	24,905

Income from continuing operations	23,251	21,648
Income from discontinued operations:
Real estate acquired for resale by Crest	879	833
Real estate held for investment	758	1,022
	1,637	1,855

Net income	24,888	23,503
Preferred stock cash dividends	(2,351)	(2,351)

Net income available to common stockholders	$22,537	$21,152

Funds from operations available to common stockholders (FFO)	$35,300	$31,162

Per share information for common stockholders, basic and diluted:
Income from continuing operations	$0.25	$0.24
Net income	$0.27	$0.27

FFO, basic and diluted
FFO before Crest’s contribution	$0.41	$0.38
Crest’s contribution	0.01	0.01
Total FFO	0.42	0.39

Cash dividends paid	$0.349	$0.330

FUNDS FROM OPERATIONS

(dollars in thousands, except per share amounts)

	Three Months Ended 3/31/06	Three Months Ended 3/31/05

Net income available to common stockholders	$22,537	$21,152
Depreciation and amortization:
Continuing operations	13,551	10,748
Discontinued operations	9	116
Depreciation of furniture, fixtures & equipment	(45)	(32)
Gain on sales of investment properties reported in discontinued operations	(752)	(822)

Funds from operations available to common stockholders	$35,300	$31,162

Dividends paid to common stockholders	$29,255	$26,262

FFO in excess of dividends	$6,045	$4,900

FFO per common share, basic and diluted	$0.42	$0.39
Weighted average number of common shares used for computation per share:
Basic	83,208,660	79,581,517
Diluted	83,412,391	79,659,364

CONTRIBUTIONS BY CREST TO FUNDS FROM OPERATIONS

(dollars in thousands, except per share amounts)

Crest acquires properties with the intention of reselling them rather than holding them as investments and operating the properties. Consequently, we classify properties acquired by Crest as held for sale at the date of acquisition and do not depreciate them. The operations of Crest’s properties are classified as “income from discontinued operations, real estate acquired for resale.”

	Three Months Ended 3/31/06	Three Months Ended 3/31/05
Gain on sales of real estate acquired for resale	$906	$1,226
Rental revenue	1,103	282
Interest expense	(726)	(147)
General and administrative expense	(79)	(139)
Property expenses	(36)	(25)
Income taxes	(289)	(364)
Funds from operations contributed by Crest	$879	$833

Crest FFO per common share, basic and diluted	$0.01	$0.01

Total FFO	$35,300	$31,162
Less FFO contributed by Crest	(879)	(833)
FFO before Crest’s contribution	$34,421	$30,329
FFO before Crest’s contribution per common share, basic and diluted	$0.41	$0.38

We define FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trust’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, reduced by gains on sales of investment property and extraordinary items.

HISTORICAL FUNDS FROM OPERATIONS

(dollars in thousands, except per share amounts)

For the three months ended March 31,	2006	2005	2004	2003	2002

Net income available to common stockholders	$22,537	$21,152	$22,423	$15,606	$15,866
Depreciation and amortization	13,515	10,832	9,787	8,063	7,471
Gain on sales of investment properties	(752)	(822)	(1,450)	(171)	(1,127)

Total FFO	$35,300	$31,162	$30,760	$23,498	$22,210

Total FFO per diluted share	$0.42	$0.39	$0.40	$0.34	$0.34

Total FFO	$35,300	$31,162	$30,760	$23,498	$22,210
Less FFO contributed by Crest	(879)	(833)	(3,276)	(85)	(363)
FFO before Crest’s contribution	$34,421	$30,329	$27,484	$23,413	$21,847

FFO components, per diluted share(1):
FFO before Crest’s contribution	$0.41	$0.38	$0.36	$0.33	$0.33
Crest’s FFO contribution	$0.01	$0.01	$0.04	$0.00	$0.01

Total FFO	$0.42	$0.39	$0.40	$0.34	$0.34

Cash dividends paid per share	$0.349	$0.330	$0.300	$0.293	$0.285
Diluted shares outstanding	83,412,391	79,659,364	76,321,278	70,011,970	66,183,494

(1)  The above FFO per share amounts have been rounded to the nearest two decimals and, as such, the individual amounts may not add up to the “Total FFO” amount.

CONSOLIDATED BALANCE SHEETS

As of March 31, 2006 and December 31, 2005

(dollars in thousands, except per share amounts)

	2006	2005
ASSETS
Real estate, at cost:
Land	$773,597	$746,016
Buildings and improvements	1,408,687	1,350,140
	2,182,284	2,096,156
Less accumulated depreciation and amortization	(353,399)	(341,193)

Net real estate held for investment	1,828,885	1,754,963
Real estate held for sale, net	48,379	47,083
Net real estate	1,877,264	1,802,046
Cash and cash equivalents	4,107	65,704
Accounts receivable	4,593	5,044
Goodwill	17,206	17,206
Other assets	26,762	30,988

Total assets	$1,929,932	$1,920,988

LIABILITIES AND STOCKHOLDERS’ EQUITY
Distributions payable	$10,804	$10,121
Accounts payable and accrued expenses	17,406	20,391
Other liabilities	9,937	9,562
Line of credit payable	33,600	136,700
Notes payable	755,000	755,000

Total liabilities	826,747	931,774

Stockholders’ equity:
Preferred stock and paid in capital, par value $1.00 per share, 20,000,000 shares authorized, 5,100,000 issued and outstanding	123,804	123,804
Common stock and paid in capital, par value $1.00 per share, 200,000,000 shares authorized, 89,089,114 and 83,696,647 issued and outstanding in 2006 and 2005, respectively	1,255,671	1,134,300
Distributions in excess of net income	(276,290)	(268,890)

Total stockholders’ equity	1,103,185	989,214

Total liabilities and stockholders’ equity	$1,929,932	$1,920,988

The following table sets forth certain information regarding Realty Income’s property portfolio (excluding properties owned by Crest) classified according to the business of the respective tenants, expressed as a percentage of our total rental revenue:

	Percentage of Rental Revenue (1)
Industries	For the Quarter Ended Mar. 31, 2006	For the Years Ended
		Dec 31, 2005	Dec 31, 2004	Dec 31, 2003	Dec 31, 2002	Dec 31, 2001	Dec 31, 2000
Apparel stores	1.4%	1.6%	1.8%	2.1%	2.3%	2.4%	2.4%
Automotive collision services	1.3	1.3	1.0	0.3	—	—	—
Automotive parts	3.0	3.4	3.8	4.5	4.9	5.7	6.0
Automotive service	6.7	7.6	7.7	8.3	7.0	5.7	5.8
Automotive tire services	6.3	7.2	7.8	3.1	2.7	2.6	2.3
Book stores	0.3	0.3	0.3	0.4	0.4	0.4	0.5
Business services	0.1	0.1	0.1	0.1	0.1	0.1	0.1
Child care	11.2	12.7	14.4	17.8	20.8	23.9	24.7
Consumer electronics	1.2	1.3	2.1	3.0	3.3	4.0	4.9
Convenience stores	17.3	18.7	19.2	13.3	9.1	8.4	8.4
Crafts and novelties	0.4	0.4	0.5	0.6	0.4	0.4	0.4
Drug stores	2.9	2.8	0.1	0.2	0.2	0.2	0.2
Entertainment	1.8	2.1	2.3	2.6	2.3	1.8	2.0
Equipment rental services	0.3	0.4	0.3	0.2	—	—	—
Financial services	0.1	0.1	0.1	—	—	—	—
General merchandise	0.4	0.5	0.4	0.5	0.5	0.6	0.6
Grocery stores	0.6	0.7	0.8	0.4	0.5	0.6	0.6
Health and fitness	4.4	3.7	4.0	3.8	3.8	3.6	2.4
Home furnishings	3.3	3.7	4.1	4.9	5.4	6.0	5.8
Home improvement	3.0	1.1	1.0	1.1	1.2	1.3	2.0
Motor vehicle dealerships	3.2	2.6	0.6	—	—	—	—
Office supplies	1.4	1.5	1.6	1.9	2.1	2.2	2.3
Pet supplies and services	1.1	1.3	1.4	1.7	1.7	1.6	1.5
Private education	0.7	0.8	1.1	1.2	1.3	1.5	1.4
Restaurants	9.3	9.4	9.7	11.8	13.5	12.2	12.3
Shoe stores	—	0.3	0.3	0.9	0.8	0.7	0.8
Sporting goods	3.1	3.4	3.4	3.8	4.1	0.9	—
Theaters	9.9	5.2	3.5	4.1	3.9	4.3	2.7
Travel plazas	0.3	0.3	0.4	0.3	—	—	—
Video rental	2.2	2.5	2.8	3.3	3.3	3.7	3.9
Other	2.8	3.0	3.4	3.8	4.4	5.2	6.0
Totals	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)        Includes rental revenue for all properties owned by Realty Income at the end of each period presented, including revenue from properties reclassified to discontinued operations.

The following table sets forth certain information regarding Realty Income’s property portfolio (excluding properties owned by Crest) regarding the timing of the initial lease term expirations (excluding extension options) on our 1,636 net leased, single-tenant and certain other retail properties as of March 31, 2006 (dollars in thousands):

Lease Expiration Schedule

	Total Portfolio			Initial Expirations (3)			Subsequent Expirations (4)
Year	Total Number of Leases Expiring (1)	Rental Revenue for the Quarter Ended 3/31/06 (2)	% of Rental Revenue	Number of Leases Expiring	Rental Revenue for the Quarter Ended 3/31/06	% of Total Rental Revenue	Number of Leases Expiring	Rental Revenue for the Quarter Ended 3/31/06	% of Total Rental Revenue
2006	87	$1,862	3.5%	27	$645	1.2%	60	$1,217	2.3%
2007	121	2,218	4.1	87	1,615	3.0	34	603	1.1
2008	106	2,306	4.3	63	1,509	2.8	43	797	1.5
2009	89	1,938	3.6	29	671	1.3	60	1,267	2.3
2010	74	1,537	2.9	36	877	1.6	38	660	1.3
2011	50	1,591	3.0	36	1,293	2.4	14	298	0.6
2012	44	1,382	2.6	42	1,331	2.5	2	51	0.1
2013	74	3,201	6.0	66	2,989	5.6	8	212	0.4
2014	48	1,998	3.7	36	1,756	3.3	12	242	0.4
2015	90	1,778	3.3	65	1,220	2.3	25	558	1.0
2016	18	526	1.0	14	406	0.7	4	120	0.3
2017	22	1,532	2.9	19	1,478	2.8	3	54	0.1
2018	23	1,020	1.9	23	1,020	1.9	—	—	—
2019	95	4,703	8.8	94	4,510	8.4	1	193	0.4
2020	82	2,920	5.5	80	2,887	5.4	2	33	0.1
2021	131	4,456	8.3	131	4,456	8.3	—	—	—
2022	96	2,605	4.9	95	2,592	4.9	1	13	*
2023	233	6,430	12.0	232	6,404	12.0	1	26	*
2024	57	1,727	3.2	57	1,727	3.2	—	—	—
2025	64	5,537	10.3	60	5,474	10.2	4	63	0.1
2026	21	1,091	2.0	20	1,066	2.0	1	25	*
2028	2	54	0.1	2	54	0.1	—	—	—
2030	1	186	0.4	1	186	0.4	—	—	—
2033	3	357	0.7	3	357	0.7	—	—	—
2034	2	230	0.4	2	230	0.4	—	—	—
2037	2	325	0.6	2	325	0.6	—	—	—
2043	1	13	*	—	—	—	1	13	*

Totals	1,636	$53,523	100.0%	1,322	$47,078	88.0%	314	$6,445	12.0%

*Less than 0.1%

(1)   Excludes six multi-tenant properties and 25 vacant unleased properties, one of which is a multi-tenant property. The lease expirations for properties under construction are based on the estimated date of completion of those properties.

(2)   Includes rental revenue of $46 from properties reclassified to discontinued operations and excludes revenue of $1,752 from six multi-tenant properties and from 25 vacant and unleased properties at March 31, 2006.

(3)   Represents leases to the initial tenant of the property that are expiring for the first time.

(4)   Represents lease expirations on properties in the portfolio, which have previously been renewed, extended or re-tenanted.

The following table sets forth certain state-by-state information regarding Realty Income’s property portfolio (excluding properties owned by Crest) as of March 31, 2006 (dollars in thousands):

Geographic Diversification

State	Number of Properties	Percent Leased	Approximate Leasable Square Feet	Rental Revenue For the Quarter Ended March 31, 2006 (1)	Percentage of Rental Revenue
Alabama	17	94%	146,600	$416	0.8%
Alaska	2	100	128,500	259	0.5
Arizona	70	100	335,500	1,908	3.5
Arkansas	8	88	48,800	139	0.2
California	62	100	1,106,900	4,024	7.3
Colorado	46	100	385,700	1,788	3.2
Connecticut	16	100	245,600	940	1.7
Delaware	15	100	27,700	316	0.6
Florida	128	99	1,252,600	4,969	9.0
Georgia	104	98	716,100	2,782	5.0
Idaho	14	100	91,900	361	0.7
Illinois	55	98	696,200	3,220	5.8
Indiana	39	95	357,900	1,599	2.9
Iowa	13	92	67,700	210	0.4
Kansas	22	86	486,500	747	1.4
Kentucky	15	100	51,900	381	0.7
Louisiana	14	100	65,200	284	0.5
Maryland	24	100	218,800	1,132	2.0
Massachusetts	37	100	203,100	994	1.8
Michigan	13	100	81,600	296	0.5
Minnesota	20	100	337,100	1,260	2.3
Mississippi	38	92	205,200	738	1.3
Missouri	41	95	478,500	1,383	2.5
Montana	2	100	30,000	76	0.1
Nebraska	15	100	145,400	535	1.0
Nevada	15	100	191,000	827	1.5
New Hampshire	10	100	89,600	368	0.7
New Jersey	26	100	200,100	1,056	1.9
New Mexico	7	100	53,300	140	0.3
New York	29	97	430,900	1,874	3.4
North Carolina	50	100	322,800	1,494	2.7
North Dakota	5	100	31,900	54	0.1
Ohio	105	100	661,500	2,528	4.6
Oklahoma	21	100	105,400	413	0.7
Oregon	17	100	253,300	573	1.0
Pennsylvania	81	100	481,300	2,273	4.1
Rhode Island	1	100	3,500	29	0.1
South Carolina	55	100	215,800	1,416	2.6
South Dakota	7	100	18,300	76	0.1
Tennessee	98	100	451,400	2,210	4.0
Texas	183	98	1,893,700	5,607	10.1
Utah	6	83	35,100	103	0.2
Vermont	1	100	2,500	22	*
Virginia	62	100	431,900	2,313	4.2
Washington	37	100	243,900	721	1.3
West Virginia	2	0	16,800	—	0.0
Wisconsin	17	94	157,400	390	0.7
Wyoming	2	100	9,300	31	*
Totals/Average	1,667	99%	14,211,700	$55,275	100.0%

* Less than 0.1%

(1)   Includes rental revenue for all properties owned by Realty Income at March 31, 2006, including revenue from properties reclassified to discontinued operations of $46.